Exhibit 10.38

OFFICE LEASE

BETWEEN

MS CRESCENT 3993 HUGHES SPV, LLC

(“LANDLORD”)

AND

RIMINI STREET, INC.

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	PARKING AGREEMENT
EXHIBIT F	JANITORIAL SPECIFICATIONS

RIDER NO. 1	OPTION TO EXTEND

2

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between MS CRESCENT 3993 HUGHES SPV, LLC, a Delaware limited liability company (“Landlord”), and RIMINI STREET, INC., a Nevada corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1.	Basic Lease Information. The key business terms used in this Lease are defined as follows:

A.          “Building”: The building commonly known as “3993 Howard Hughes Parkway” and located at “3993 Howard Hughes Parkway, Las Vegas, Nevada 89169.

B.          “Rentable Square Footage of the Building” is agreed and stipulated to be 170,868 square feet.

C.          “Premises”: The area shown on Exhibit A-1 to this Lease.  The Premises are located on the seventh floor of the Building and known as suite number 780.  The “Rentable Square Footage of the Premises” is deemed to be 3,315 square feet.  The “Usable Square Footage of the Premises” is deemed to be 2,913 square feet.  If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.  Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises, and the Usable Square Footage of the Premises are correct and shall not be remeasured.

D.          “Base Rent”:

Period	Monthly Rate Per Rentable Square Foot	Monthly Base Rent
November 1, 2013 to October 31, 2014	$2.90	$9,613.50
November 1, 2014 to October 31, 2015	$2.987	$9,901.91
November 1, 2015 to October 31, 2016	$3.077	$10,200.26
November 1, 2016 to October 31, 2017	$3.169	$10,505.24
November 1, 2017 to October 31, 2018	$3.264	$10,820.16
November 1, 2018 to October 31, 2019	$3.362	$11,145.03

Notwithstanding the foregoing, Tenant shall be entitled to an abatement of Base Rent for Month 13 of the initial Term.

E.          “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F.          “Base Year” for Operating Expenses: 2013.

G.          “Term”: The period of approximately seventy-two (72) months starting on the Commencement Date, subject to the provisions of Article 3.

H.          “Estimated Commencement Date”: November 1, 2013.

I.           “Security Deposit”: $57,681.00.

J.           “Guarantor(s)”: None.

K.          “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”).  Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

L.          “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

M.          “Normal Business Hours”: 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.  Tenant shall have access 24 hours per day, 7 days per week, 52 weeks per year to the Premises, the Building and the parking facilities.

N.          “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises, Attn: Legal Department.  Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

RIMINI STREET, INC.
 7251 West Lake Mead Blvd.,
Suite 300
Las Vegas, NV 89128
 Attn: Legal Department

Landlord:	With a copy to:	And to:

3800 Howard Hughes Parkway, Suite 150 Las Vegas, Nevada 89169 Attn: Property Manager Phone #: Fax #:	9 Greenway Plaza Suite 3040 Houston, Texas 77046 Attn: Managing Director, Property Management Phone #: Fax #:	777 Main Street, Suite 2000 Fort Worth, Texas 76102 Attn: Legal Dept. Phone #: Fax #:

Rent (defined in Section 4.A) is payable to the order of MS CRESCENT 3993 HUGHES SPV, LLC as follows:

If by check:

MS CRESCENT 3993 HUGHES SPV,
LLC File No. 57501
 Los Angeles, California 90074-7501

If by wire transfer:

Bank of America (Dallas, Texas)
ABA #
Account #
Account Name: MS CRESCENT 3993 HUGHES SPV, LLC
 Reference: RIMINI STREET, INC.

If by ACH:

Bank of America (Dallas, Texas)
ABA #
Account #
Account Name: MS CRESCENT 3993 HUGHES SPV, LLC
 Reference: RIMINI STREET, INC.

O.          “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Acceptance Notice	Rider No. 1
Affiliate	11.E
Alterations	9.C(1)
Anti-Money Laundering Laws	32.L
Audit Election Period	4.G
Cable	9.A
Claims	13
Collateral	19.E
Commencement Date	3A
Common Areas	2
Completion Estimate	16.B
Contamination	30.C
Costs of Reletting	19.B
Early Entry	3.C
Excess Operating Expenses	4.B
Executive Order	32.L
Expiration Date	3.A
Force Majeure	32.C
Hazardous Material	30.C
Landlord Parties	13
Landlord Work	3.A
Landlord’s Rental Damages	19.B
Leasehold Improvements	29
Market Rental Rate	Rider No. 1
Minor Alterations	9.C(1)
Monetary Default	18.A
Mortgage	25
Mortgagee	25
New Lease	3.E
OFAC	32.L

Operating Expenses	4.D
Permitted Transfer	11.E
Permitted Use	5.A
Prime Rate	19.B
Prohibited Person	32.L
Property	2
Provider	7.C
Relocated Premises	23
Relocation Date	23
Renewal Notice	Rider No. 1
Renewal Period	Rider No. 1
Rent	4.A
Rental Notice	Rider No. 1
Replacement Space	3.E
Service Failure	7.B
Special Installations	29
Substantial Completion	Work Letter
Taking	17
Tenant Parties	13
Tenant’s Insurance	14.A
Tenant’s Property	14.A
Tenant’s Removable Property	29
Termination Date	3.D
Termination Payment	3.D
Time Sensitive Default	18.B
Transfer	11.A
Work Letter	3.A

2.             Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”).  “Property” consists of the parcel(s) of land described on Exhibit “A-2”, the Building and all appurtenant parking facilities, landscaping, fixtures, Common Areas, service buildings and improvements now or hereafter constructed thereon or on any land acquired by Landlord (or its affiliates) and added to the Property from time to time.

3.             Term; Adjustment of Commencement Date; Early Access.

A.          Term.  This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease.  The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be November 1, 2013.  Landlord shall use its commercially reasonable efforts to Substantially Complete the Landlord Work, as such terms are defined in the Work Letter which is attached to this Lease as Exhibit D, by September 1, 2013.  If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages.

B.          Acceptance of Premises.  The Premises are accepted by Tenant in “as is” condition and configuration, subject to the completion of the Landlord Work.  Tenant hereby agrees that, except as otherwise expressly set forth in this lease, there are no representations or warranties of any kind, express or implied, by Landlord regarding the Premises, the Building or the Property.

C.          Early Access.  Landlord agrees that Tenant may enter the Premises prior to the Commencement Date for the purposes of conducting its business therein (“Early Entry”) at any time after the Landlord Work, as defined in the Work Letter which is attached to this Lease as Exhibit D, is Substantially Complete, as defined in the Work Letter.  Such Early Entry shall be subject to all of the terms and conditions contained in this Lease (other than the payment of Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses), including, without limitation, Tenant’s insurance and indemnity obligations as contained in this Lease.  Prior to any such Early Entry, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations.

D.          Early Termination.  Tenant shall have the option to terminate this Lease as of the end of the sixtieth (60th) month of the initial Term (the “Termination Date”), provided Tenant gives notice thereof to Landlord not less than twelve (12) months prior to the Termination Date and provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Termination Date.  Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, simultaneously with the delivery of the notice of termination, of Forty-Seven Thousand Five Hundred Seventeen and 57/100 Dollars ($47,517.57), which is the unamortized cost (using an amortization rate of 9%) of all tenant improvement allowances, leasing commissions, reasonable legal fees and rental abatement actually paid or provided by Landlord in connection with the Lease (collectively, the “Termination Payment”).  After Landlord’s receipt of the full Termination Payment, and so long as Tenant has surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

E.           Right to Terminate.  Without limiting the foregoing Section 3.D, Tenant shall have the right to terminate the Lease upon satisfaction of all of the following conditions precedent:

(i)           Landlord is unable to accommodate Tenant’s additional expansion requests within the Building;

(ii)          No uncured event of default beyond applicable notice and cure periods by Tenant exists following applicable notice and cure periods;

(iii)         Tenant has provided Landlord with ninety (90) days prior written notice of Tenant’s intent to terminate the Lease and Tenant specifies the date the termination will be effective; and

(iv)        Tenant enters into a lease (the “New Lease”) with Landlord or an affiliate of Landlord for replacement space (the “Replacement Space”) within Hughes Center, the office building complex in which the Building is located, for a minimum of six thousand six hundred thirty (6,630) Rentable Square Feet and for a minimum lease term of sixty (60) months.

Upon Tenant’s satisfaction of the foregoing conditions, the Lease shall automatically terminate when Tenant occupies the Replacement Space pursuant to the New Lease.  Landlord and Tenant acknowledge that the new Lease will be based upon similar terms then currently being offered to other potential tenants desiring similar space (including tenant improvements) in such building.

4.             Rent.

A.           Payments.  As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”).  Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law.  The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term for which Base Rent is payable shall be payable upon the execution of this Lease by Tenant.  All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord.  All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord.  If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year.  Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due.  No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law.  Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.          Excess Operating Expenses.  Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”).  If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Excess Operating Expenses for that calendar year shall be $0.  In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year.  On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term.  On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses.  If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate.  After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate.  If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate.  Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s).  Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate.  Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination.  The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

C.          Reconciliation of Operating Expenses.  Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year.  If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due.  If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D.          Operating Expenses Defined.  “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1)          Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2)          Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties), provided that the management fee shall not exceed 5% of gross revenues for the Property; management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3)          Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4)          Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5)          Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease.  Real estate taxes do not include Landlord’s income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(6)          Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9) and not including any costs to remedy a violation of applicable Law cited by a governmental authority or court of competent jurisdiction of a condition which existed prior to the Effective Date); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7)          Building safety services, to the extent provided or contracted for by Landlord.

(8)          Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9)          Amortization of capital expenditures incurred: (a) to conform with Laws which are amended, become effective, or are interpreted or enforced differently, after the date of this Lease; provided, however, all capital expenditures made in order to conform to or comply with ADA shall be included in Operating Expenses; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems.  Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000.  Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10)          Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

(11)          All amounts charged to the Building pursuant to the REA.  The “REA” shall mean (i) that certain Amendment and Restatement of the Grant of Reciprocal Easements and Declaration of Covenants recorded in the Official Records of Clark County, Nevada on September 8, 1995 in Book 950908 as Instrument No. 01919 as may be amended from time to time and (ii) that certain Howard Hughes Declaration of Covenants recorded in the Official Records of Clark County, Nevada on October 11, 1985 in Book 2199 as Instrument No. 2158547 as amended by the First Amendment to Howard Hughes Declaration of Covenants dated August 28, 1995 recorded in the Official Records of Clark County, Nevada on September 8, 1995 in Book 950908 as Instrument No. 01918 as further amended by the Second Amendment to Howard Hughes Declaration of Covenants dated November 27, 1995 recorded in the Official Records of Clark County, Nevada on December 6, 1995 in Book 951206 as Instrument No. 00257, as may be amended from time to time.

E.           Exclusions from Operating Expenses.  Operating Expenses exclude the following expenditures:

(1)          Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2)          Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3)          Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4)          Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements, capital repairs or capital additions.

(5)          Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6)          Expenses for repairs or maintenance related to the Property which are covered by warranties or service contracts.

(7)          Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8)          Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9)          All costs, in excess of $50,000 in any calendar year, arising from the release, removal or remediation (including encapsulation) of Hazardous Materials in or about the Premises, the Building or the Property, including, without limitation, Hazardous Materials in the ground water or soil, unless caused by the acts or omissions of any Tenant Party.

(10)        Rental loss, bad debt or capital expenditure reserve accounts (other than escrow accounts for the payment of property taxes and insurance premiums).

(11)        The cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost.

(12)        Assessments in excess of the amount (including interest) that would be payable if such assessment was paid in installments over the longest permitted term.

F.           Proration of Operating Expenses; Adjustments.  If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties.  If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and assessed and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year.  If Tenant pays for Tenant’s Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building.  The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G.          Audit Rights.  Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report.  This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses.  Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination.  The foregoing obligations shall survive the expiration or termination of this Lease.  If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.  The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.  If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees (but specifically excluding any travel and lodging expenses) applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

5.             Tenant’s Use of Premises.

A.          Permitted Uses.  The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever.  Tenant shall not use or permit the use of the Premises for any purpose which is illegal, in violation of the REA or any other recorded covenants or restrictions, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property.  Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities, impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property.  Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B.          Compliance with Laws.  Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas.  Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws.  Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time.  Such rules and regulations will be applied in an equitable manner as determined by Landlord.  Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C.          Tenant’s Security Responsibilities.  Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters.  Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6.            Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease.  Notwithstanding the foregoing if, between the Effective Date and the end of the twenty-second (22nd) month of the Commencement Date (the “Partial Return Date”): (a) there has been no event of uncured default under the terms of this Lease; and (b) there has been no Transfer (other than a Permitted Transfer) under the terms of this Lease (the conditions set forth in (a) and (b) being referred to as the “Conditions”), upon written request of Tenant given at any time after the Partial Return Date and subject to satisfaction of the Conditions, Landlord shall refund Forty-Eight Thousand Sixty-Seven and 50/100 Dollars ($48,067.50 of the Security Deposit to Tenant (so that, after such refund, Landlord will be holding only Nine Thousand Six Hundred Thirteen and 50/100 Dollars ($9,613.50) as a Security Deposit), and the term “Security Deposit,” as used herein, shall automatically be deemed to refer only to the amount being held by Landlord as a Security Deposit after any such refund.  Nothing contained in this Section 6 shall be deemed to restrict or modify in any way any of Landlord’s rights with respect to the Security Deposit during any time that such Security Deposit is held by Landlord as provided in this Lease.  The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages.  Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease.  If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored.  Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date.  Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Excess Operating Expenses for the final year of the Term.  To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits.  If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.             Services Furnished by Landlord.

A.          Standard Services.  Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1)          Water service for use in the lavatories on each floor on which the Premises are located.

(2)          Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building.  Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours.  Tenant shall pay Landlord for such additional service at a rate equal to $55.00 per operating hour (the “Hourly HVAC Charge”).  Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair, not to exceed the prevailing rate generally charged by Landlord to tenants in the Building.

Notwithstanding the foregoing, additional overtime HVAC utilized by Tenant in any calendar year shall be charged as follows:

Annual Overtime Hours	Discounted Rate
1 - 200	$35.00/per hour
201 - 500	$40.00/per hour

(3)          Maintenance and repair of the Property as described in Section 9.B.

(4)          Janitorial service five days per week (excluding Holidays), substantially in accordance with the Janitorial Specifications set forth on Exhibit F.  If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5)          Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6)          Exterior window washing at such intervals as determined by Landlord.

(7)          Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

(8)          On-site building safety personnel services consistent with comparable buildings in the Las Vegas area from 6:00 a.m. to 10:00 p.m. on weekdays and 8:00 a.m. to 1:00 p.m. on Saturdays, other than Holidays, subject to the provisions of Section 5.C.  A security station for the Hughes Center is currently located at 3800 Howard Hughes Parkway and that security station is now manned 24-hours per day, 7-days per week.

B.          Service Interruptions.  For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord.  No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement.  Notwithstanding the foregoing, commencing on the 6th consecutive Business Day of a Service Failure (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party.  In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C.          Third Party Services.  If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account.  Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building.  Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area.  Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8.	Use of Electrical Services by Tenant.

A.          Landlord’s Electrical Service.  Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption.  Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense.  The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D.  The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service.  Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B.          Selection of Electrical Service Provider.  Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property.  To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider.  All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C.          Submetering.  Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant’s expense, but such expense shall only be charged to Tenant if Landlord is installing submeters for all or substantially all tenants or has a reasonable belief that Tenant’s electrical consumption is above building standard.  If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time along with any other out-of-pocket related costs paid by Landlord for such electrical consumption, except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same.  In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question.  Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D.          Excess Electrical Service.  Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building.  If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units).  The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9.	Repairs and Alterations.

A.          Tenant’s Repair Obligations.  Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted.  Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory.  Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair.  Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord.  All work that is Tenant’s responsibility hereunder shall be performed by Tenant (except as otherwise provided herein) at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below.  If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

B.          Landlord’s Repair Obligations.  Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building.  Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible.  If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

C.	Alterations.

(1)          When Consent Is Required.  Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance.  However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2)          Requirements For All Alterations, Including Minor Alterations.  Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration.  Changes to the plans and specifications must also be submitted to Landlord for its approval.  Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations.  Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion.  Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building.  Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed.  Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations.  In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations.  No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials.  Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3)          Landlord’s Liability For Alterations.  Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors.  Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

(4)          N.R.S. Sections 108.2403 and 108.2407.  Prior to commencing any Alterations, (i) Tenant shall comply with N.R.S. Sections 108.2403 and 108.2407 by obtaining a payment and completion bond as required therein in an amount equal to one and one-half (1.5) times the aggregate contract price for the Alterations; and (ii) providing evidence of such compliance to Landlord.

10.           Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises.  Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally.  Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees.  Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises.  Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

A.          Landlord’s Consent Required.  Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property (unless Landlord is unable to accommodate such present occupant’s need for additional space in the Building of a size comparable to that portion of the Premises covered by the proposed Transfer), or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; or (7) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates.  Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment and to recover Tenant’s actual costs and expenses including reasonable attorneys’ fees if Tenant prevails in such action.  Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B.          Consent Parameters/Requirements.  As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request.  Other than in connection with a Permitted Transfer, Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer.  In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced.  Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers.  In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease.  Tenant shall pay Landlord a review fee of $1,000 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,000, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee, not to exceed $2,000.

C.          Payment to Landlord.  If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord).  Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration.  If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D.          Change in Control of Tenant.  Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or no longer controls (directly or indirectly) a majority of the voting shares or rights for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.  The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.  In addition, Tenant’s becoming a publicly traded corporation, with its shares listed on a nationally recognized securities exchange, shall not be deemed a Transfer.

E.           No Consent Required.  Tenant may assign its entire interest under this Lease, or sublease any part or all of the Premises, to a corporation or entity that is (1) an Affiliate (defined below); or (2) a successor to Tenant by purchase, merger, consolidation or reorganization; or (3) any corporation which Tenant or Tenant’s parent corporation owns in excess of 25% of the outstanding capital stock; or (4) the transferee of substantially all of Tenant’s assets in the Las Vegas, Nevada area, without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) in the case of an assignment to a successor, Tenant’s successor shall own all or substantially all of the assets of Tenant in the Las Vegas area; (3) in the case of an assignment to a successor or to an Affiliate, Tenant shall give Landlord financial information evidencing the combined ability of such Affiliate or successor and Tenant to fully perform the financial obligations under this Lease, as determined by Landlord, in its reasonable discretion; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) with respect to an assignment to an Affiliate or successor, such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (7) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant.  The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable.  If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12.          Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant.  If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law.

If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien.  Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13.           Indemnity. Subject to Article 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of Tenant’s possession, use, maintenance or repair of the Premises or any act or omission of Tenant or any of Tenant’s employees, agents and invitees in the Premises or on the Property, except to the extent caused by the gross negligence or willful misconduct of a Landlord Party.  Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $5,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant.  Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), except to the extent caused by the gross negligence or willful misconduct of a Tenant Party, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease.  The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.

14.	Insurance.

A.          Tenant’s Insurance.  Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate.  Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII.  All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory.  If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction.  All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance.  Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage.  All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord.  The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B.          Landlord’s Insurance.  Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord.  The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control.  Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15.          Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Landlord Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.  In addition, Landlord waives (except to the extent of Landlord’s property insurance deductible) and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Tenant Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16.          Casualty Damage.

A.          Repair or Termination by Landlord.  If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing.  Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt and Landlord does not have the right under its loan agreement to require that such proceeds be made available for the repair or reconstruction of the Building; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above.  Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty.  If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements.  However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B.          Timing for Repair; Termination by Either Party.  If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”).  If the Completion Estimate indicates that the Premises cannot be made tenantable within 210 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate.  Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties.  If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C.          Abatement.  In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A.  Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties.  To the extent the fire or other casualty was caused by the ordinary negligence of a Tenant Party, Tenant shall still be entitled to the abatement of Base Rent as described above, provided that Tenant shall first pay to Landlord Landlord’s insurance deductible on its All Risk Property insurance policy.  Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage.  Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17.          Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”).  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking.  In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking.  Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs.  If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord.  In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs.  All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant.  However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18.          Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A.          Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided that the first such failure during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 5 days after written notice from Landlord.

B.          Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 23, 24 or 25 (a “Time Sensitive Default”).

C.          Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant.  However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed an additional 30 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease.  However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant.  In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D.          Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E.          The leasehold estate is taken by process or operation of Law.

F.          In the case of any ground floor or retail tenant, or any other tenant whose space is visible from the Common Areas or elevator lobby areas of the Building, Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises; provided, however that so long as Tenant keeps the Premises neat and orderly (including, without limitation, keeping the Premises free of trash and boxes and the window coverings closed so that the vacant space is not visible), it shall not be an event of default if Tenant abandons or vacates all or a substantial portion of the Premises.

G.          Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including any lease or agreement for parking.

19.	Remedies.

A.          Landlord’s Remedies.  Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1)	Terminate this Lease;

(2)          Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law; provided, however, Landlord shall provide Tenant access to the Premises for the removal of Tenant’s client files, provided an agent of Landlord accompanies Tenant at all times during such access and confirms that no property of Tenant, other than such client files, is removed from the Premises;

(3)          Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4)          Cure such event of default for Tenant at Tenant’s expense (plus a 15% administrative fee);

(5)          Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6)          Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late; provided, however, if Tenant timely pays all Rent payments for a period of 12 consecutive months after any check is returned for insufficient funds, Tenant shall once again be entitled to make Rent payments by check until any check is returned for insufficient funds;

(7)          Apply any Security Deposit as permitted under this Lease; and/or

(8)          Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B.	Measure of Damages.

(1)          Calculation.  If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below).  In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2)          Definitions.  “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord.  “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the amount of such rental loss that Tenant proves would be reasonably avoided pursuant to Section 19.D. below, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination.  For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

(3)          Landlord’s Alternative Calculation.  Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

C.          Tenant Not Relieved from Liabilities.  Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.  In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies.  No right or remedy of Landlord shall be exclusive of any other right or remedy.  Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.  If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law.  In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent.  However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest.  If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease.  Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.  Notwithstanding any other provision of this Lease to the contrary, Tenant shall hold Landlord Parties harmless from and indemnify and defend such parties against, all Claims that arise out of or in connection with a breach of this Lease, specifically including any violation of applicable Laws or Contamination (defined in article 30) caused by a Tenant Party.

D.          Mitigation of Damages.  Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises.  Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises.  Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building.  To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

20.           Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property.  Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord.  No Landlord Party shall be personally liable for any judgment or deficiency.  Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default.  Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21.           No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel.  Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22.           Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law.  This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23.           Relocation. Landlord may, upon not less than 90 days’ notice to Tenant, relocate the Premises to any other premises within the Hughes Center (“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein.  The Relocated Premises shall in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use.  In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant’s existing telephone equipment and other costs set forth below.  All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of-pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including reasonable decorating and design costs, shall be paid by Landlord within thirty (30) days after receipt of third-party invoices therefor.  Tenant shall have the option, effective as of the Relocation Date, either to enter into an appropriate lease amendment relocating the Premises, or to terminate this Lease, which option shall be exercised within fifteen (15) Business Days following receipt of Landlord’s relocation notice.  Failure of Tenant to choose either option within such period shall constitute Tenant’s election to relocate.  If Tenant elects (or is deemed to have elected) to relocate, Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a 30 day period prior to or after the Relocation Date, in which event the date of tender of possession of the Relocated Premises shall become the Relocation Date.  From the Relocation Date through the Expiration Date, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises.  Tenant’s failure to vacate the Premises and move into the Relocated Premises on the Relocation Date shall constitute a Time Sensitive Default.  Notwithstanding the foregoing, Landlord shall not relocate the Premises during the first twenty-four (24) months of the initial Lease Term.

24.           Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance.  Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to (A) with respect to the first thirty (30) days of any holding over, 150% of the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover, (B) with respect to the second thirty (30) days of any holding over, 175% of the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover, (C) with respect to any holding over after the second thirty (30) days, 200% of the greater of: (i) the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover; or (ii) the fair market gross rental for the Premises.  Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease.  No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

25.           Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”).  The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee.  In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest.  Tenant shall, within 5 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser).  The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no current, uncured default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested.  Tenant’s failure to provide any estoppel certificate within the 5 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.  Landlord shall use reasonable efforts, at Tenant’s costs, to obtain Landlord’s Mortgagee’s then-current form of nondisturbance agreement for the benefit of Tenant.

26.          Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27.           Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law.  Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above.  Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28.          Reserved Rights. This Lease does not grant any rights to light or air over or about the Building.  Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building.  Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord.  To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment.  Landlord has the right to change the Building’s name or address.  Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use.  Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building.  The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances.  A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29.          Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant.  At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualties and repairs that are not Tenant’s responsibility hereunder, excepted.  As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property.  Notwithstanding any provisions contained in this Lease to the contrary, Landlord shall have the right to require Tenant to remove, at Tenant’s expense, upon the expiration or earlier termination of the Term, any Special Installations made or installed by Tenant or at Tenant’s expense in the Premises if, and only if, Landlord notifies Tenant to such effect in writing at the time of Landlord’s approval of the installation of such Special Installations.  Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises.  If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property.  Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property.  Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property.  To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence.  In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord.  Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property.  Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term.  In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination.  Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30.          Hazardous Materials.

A.          Restrictions.  No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.  Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B.          Remediation.  Tenant shall have the ongoing obligation to visually inspect the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises.  Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 15% administrative fee.  Landlord shall indemnify Tenant against all Claims that arise out of Contamination caused by Landlord.

C.          Definitions.  For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws.  “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party.  For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.  Landlord represents that, to Landlord’s current and actual knowledge, it has received no written notice of any violation in the Property of any Laws regulating Hazardous Materials.

D.          Reports, Surveys and Acceptance of Premises.  All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager.  With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law.  In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing.  In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31.          Building Directory. Tenant shall be provided with one (1) name on the electronic directory board located in the main lobby of the Building at Landlord’s cost and expense.  In addition, Landlord shall provide one (1) sign for Tenant’s name at Tenant’s suite at Tenant’s sole cost and expense in accordance with the Building’s suite signage criteria.

32.	Miscellaneous.

A.          Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings.  This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located.  All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions.  If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document.  The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law.  The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.  The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B.          Recording.  Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.          Force Majeure.  Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).  However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.          Transferability; Release of Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E.           Brokers.  Tenant represents that it has dealt directly with and only with Colliers International, Taber Thill, representing Tenant, and Colliers International, representing Landlord (whose commissions shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party, other than the broker(s) specifically identified above.

F.           Authority; Joint and Several Liability.  Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.  Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.  If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities.  Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G.          Time is of the Essence; Relationship; Successors and Assigns.  Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant.  This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship.  This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.          Survival of Obligations.  The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease.  Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I.            Binding Effect.  Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option.  This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J.          Full Agreement; Amendments.  This Lease contains the parties’ entire agreement regarding the subject matter hereof.  All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease.  This Lease may be modified only by a written agreement signed by Landlord and Tenant.  The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K.          Tax Waiver.  Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L.          Prohibited Persons and Transactions.  Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws (each such person, a “Prohibited Person”), (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

M.          Approvals.  Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment shall not be unreasonably withheld or delayed.

[Signature Page on Next Page]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

Address:	LANDLORD

3800 Howard Hughes Parkway,	MS CRESCENT 3993 HUGHES SPV, LLC, a Delaware limited liability company

Suite 150, Las Vegas, Nevada 89169
Attention: Property Management
Phone #:
Fax #:	By:	/s/ Robert H. Boykin, Jr.
	Name:	Robert H. Boykin, Jr.
With a copy to:	Title:	Managing Director Leasing

9 Greenway Plaza, Suite 3040
Houston, Texas 77046
Attention: Managing Director, Property
Management
Phone:
Fax:

And to:
777 Main Street, Suite 2100 Fort Worth, Texas 76102
Attention: Legal Dept.
Phone:
Fax:

Effective Date:	May 22, 2013

TENANT:

RIMINI STREET, INC.,
a Nevada Corporation

By:	/s/ Seth Ravin
Name:	Seth Ravin
Title:	CEO

RIDER NO. 1

OPTION TO EXTEND

A.           Renewal Period.  Tenant may, at its option, extend the Term for one renewal period of five years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 13 nor later than 12 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default beyond applicable notice and cure periods exists under the Lease.  The Base Rent payable during the Renewal Period shall be the Market Rental Rate for the Premises.  However, in no event shall the Base Rent for the Renewal Period be less than the Base Rent during the last year of the Term.  Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

B.           Acceptance.  Within 30 days after receipt of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”).  Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) or Tenant may object to the Rental Notice by written notice to Landlord; provided that, in either case, notice must be given to Landlord within 15 days after receipt of the Rental Notice.  If Tenant fails to timely respond to the Rental Notice, this Option to Extend shall automatically expire and be of no further force or effect.  In addition, this Option to Extend shall terminate upon assignment of this Lease or subletting of all or any part of the Premises.  If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period.  If Tenant objects to Landlord’s Rental Notice, Tenant and Landlord shall meet to attempt to agree upon the Fair Market Rental Rate.  If Landlord and Tenant are unable to agree within thirty (30) days after Tenant’s objection to Landlord’s determination (the “Outside Agreement Date”), each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Paragraphs (1) through (5) below, provided that Landlord’s determination of Fair Market Rental Rate shall not be less favorable to Tenant than that specified in Landlord’s Rental Notice (if applicable).

(1)          Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence.  If Landlord and Tenant do not mutually agree upon the Market Rental Rate within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of such exchange Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall be an M.A.I. real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of office projects in the Las Vegas Valley.  Neither Landlord nor Tenant shall consult with such appraiser as to his or her opinion as to Market Rental Rate prior to the appointment.  The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rental Rate for the Premises is the closer to the actual Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Article regarding the same.  The arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines to be necessary.  In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator, any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

(2)          The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant thereof.

(3)          The decision of the arbitrator shall be binding upon Landlord and Tenant.

(4)          If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Chief Judge of the District Court of Clark County, Nevada, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(5)          The cost of arbitration shall be paid by Landlord and Tenant equally.

Upon the final determination of the Fair Market Rental Rate, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period.

C.           Market Rental Rate.  The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction.  In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property.  The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Property.

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

A-1-i

EXHIBIT A-2

Legal Description of Property

3993 Hughes

Being a portion of Lot 1 of Hughes Center Unit No. 2, a Commercial Subdivision recorded in Book of Plats 62 page 25 as recorded in the office of the Clark County Recorder, Clark County Nevada.

A portion of that certain parcel of land described as “Remainder Parcel” as shown by map thereof on file in File 85, Page 67 of Surveys, in the Clark County Recorder’s Office, Clark County, Nevada, lying within the Southeast Quarter (SEA) of Section 16, Township 21 South, Range 61 East, M.D.M., Clark County, Nevada described as follows:

Beginning at the Southwest Corner of said “Remainder Parcel”; also being the southwest corner of said Lot 1 Thence along the West line of said “Remainder Parcel”, North 00°11’17” West 414.76 feet;

Thence North 89°48’43” East, 217.00 feet;
Thence curving to the left along the arc of a 234.50 foot radius curve, concave Northerly through a central angle of 12°26’04”, an arc length of 50.89 feet to a point of reverse curvature through which a radial line bears South 12°37’21” East;
Thence curving to the right along the arc of a 175.00 foot radius curve, concave Southwesterly, through a central angle of 71°04’32” an arc length of 217.09 feet to a point of reverse curvature through which a radial line bears North 58°27’11” East;
Thence curving to the left along the arc of a 175.00 foot radius curve, concave Northeasterly, through a central angle of 31°30’01”, an arc length of 96.21 feet;
Thence South 63°02’50” East, 49.07 feet to a point on the Westerly right-of-way line of Howard Hughes Parkway as shown on the aforementioned survey map;
Thence along said Westerly right-of-way line the following two (2) courses:
From a tangent bearing South 26°57’10” West, curving to the right along the arc of a 860.00 foot radius curve, concave Northwesterly (the radius point of which bears North 63°02’50” West), through a central angle of 15°05’27”, an arc length of 226.51 feet;
Thence South 42°02’37” West, 51.85 feet to the Southeast Corner of said “Remainder Parcel”;
Thence along the South line of said “Remainder Parcel”:
From a tangent bearing North 82°48’56” West, curving to the left along the arc of a 1016.00 foot radius curve, concave Southerly (the radius point of which bears South 07°11’04” West), through a central angle of 23°01’33” an arc length of 408.31 feet to the Point of Beginning to which a radial line bears North 15°50’29” West.

Said land is also shown as Survey Area “A” on that certain Record of Survey filed in File 124 of Surveys, page 27.

Parcel Seventeen (17A):

Together with a non-exclusive easement for ingress, egress as set forth in the document recorded August 20, 2002 in Book 20020820, as Document No. 00104, of Official Records.

APN: 162-16-812-003

A-2-i

EXHIBIT B

RULES AND REGULATIONS

1.          Tenant, or its officers, agents, employees, contractors or vendors, shall not obstruct sidewalks, doorways, vestibules, halls, corridors, stairways, lobbies and other common areas (the “Public Areas”) with refuse, furniture, boxes, or other items.  The Public Areas shall not be used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building.  Tenant’s doors to the Premises shall not be blocked open and shall remain closed at all times unless first approved in writing by Landlord in its sole discretion.

2.          Plumbing, fixtures and appliances shall be used only for the purposes for which constructed and no unsuitable material shall be placed therein.

3.          No signs, directories, posters, advertisements, or notices shall be painted on or affixed to any portion of the Building or Premises or other parts of the Building including within Tenant’s Premises, which are visible from any Public Areas or the Building exterior, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord at its sole discretion.  The Premises shall be identified by a standard suite sign, which Landlord shall order at Tenant’s expense.  Landlord shall have the right to remove all unapproved signs without notice to Tenant, at Tenant’s expense.

4.          Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other hazard or increase rate of fire or other insurance on the Building.  Tenant shall not use or keep in the Building any inflammable or explosive fluid or substance or any illuminating materials.  No space heaters or portable fans shall be operated in the Building.  Tenant must submit to Landlord a certificate of Fire Retardancy for any fresh evergreens (i.e. Christmas tree, wreaths) to be brought onto the Premises.

5.          Tenant shall notify Landlord when safes or other heavy equipment are to be taken in or out of the Building, and such moving shall only be done after written permission is obtained from Landlord on such conditions as Landlord may require at its sole discretion.  Landlord shall have the power to prescribe the weight and position of heavy equipment or other objects, which may overstress any portion of the Building.  All damage done to the Building by such heavy items will be repaired at the sole expense of the responsible Tenant.

6.          During normal business hours, Tenant may receive routine deliveries at the Premises (i.e. office supplies, bottled water, mail couriers and parcel shipments).  All such deliveries must be made via the Building’s designated service access route and under no circumstances through the front lobby door.  Tenant’s initial move-in, move-out and all other non-routine deliveries (i.e. furnishings, large equipment) must occur after normal business hours and only after written permission is obtained from Landlord, on such conditions as Landlord may require in its sole discretion.

7.          Tenant shall cooperate with Landlord in keeping the Premises neat and clean.

B-i

8.           Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants in the Building, or persons having business with them.

9.           No animals shall be brought into or kept in or about the Building, with the exception of aid animals such as Seeing Eye dogs.

10.          When conditions are such that Tenant must dispose of small shipping crates or boxes, it will be the responsibility of Tenant to break down and dispose of same in the refuse container designated by Landlord.  The disposal of large shipping crates or boxes (or other large objects or quantities), which in Landlord’s sole determination could overload the designated refuse container, must be accommodated through Tenant’s mover or vendor or may otherwise be prearranged through Landlord at an additional charge to Tenant’s account.

11.          No machinery of any kind, other than ordinary office machines such as typewriters, calculators, facsimile equipment and personal computer equipment shall be operated on the Premises unless first approved in writing by Landlord in its sole discretion.

12.          No bicycles, motorcycles or similar vehicles will be allowed in the Building.  Segways and other similar multi-purpose motorized vehicles shall not be allowed in the building unless, and only to the extent that, they are necessary to assist a bona fide medical condition and do not otherwise interfere with the operation of the Building or the use of the Building by other tenants.

13.          No nails, hooks, or screws shall be driven into or inserted in any part of the Building unless first approved in writing by Landlord in its sole discretion.

14.          After normal business hours, Landlord reserves the right to exclude from the Building any person who does not possess an authorized means of access such as a key, card key, or a prearranged written authorization and who is otherwise not an employee or guest of Tenant.  Tenant and its officers, agents or employees shall utilize card keys only as instructed by Landlord and in no event shall.  Tenant allow access to anyone, other than its officers, agents, employees, guests or vendors.

15.          Canvassing, soliciting and peddling in Public Areas, or otherwise within the Building, are strictly prohibited.  Unless otherwise approved by Landlord in writing, Tenant shall not use the Premises for the sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to other tenants in the Building or the general public.  Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant’s lease.  Tenant shall not make door-to-door solicitation of business from other tenants in the Building.

16.          Landlord shall initially give tenant two (2) keys to the Premises.  Tenant shall make no duplicates of such keys.  Additional keys shall be obtained only from Landlord, at a fee to be determined by Landlord.  No additional locks shall be placed upon any doors unless first approved by Landlord in writing.  Upon termination of Tenant’s lease, Tenant shall surrender all keys to the Premises (and, if applicable, card keys) to Landlord and shall otherwise give Landlord the combination of all locks on the Premises.

B-ii

17.          Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require.  Cost of moving such furnishings for Landlord’s access will be billed to Tenant.  The lighting and air conditioning equipment of the Building is the exclusive charge of Landlord and its employees.

18.          Tenant shall comply with all parking rules and regulations as posted and distributed by Landlord from time to time.

19.          No portion of the Building shall be used for the purpose of lodging rooms.

20.          Tenant shall not waste electricity, water or other utilities.  Tenant will comply with any governmental energy-saving rules, laws or regulations of which Tenant has received notice.  Tenant agrees to cooperate fully with Landlord to assure the effective operation of the Building’s heating and air conditioning and to refrain from adjusting thermostat controls.

21.          Tenant shall not place vending machines or dispensing machines of any kind in the Premises, unless first approved in writing by Landlord in its sole discretion.

22.          Landlord’s written approval, which shall be at Landlord’s sole discretion, must be obtained prior to changing from the standard blinds.  Landlord will control all blinds and internal lighting that may be visible from the exterior or Public Areas of the Building and shall have the right to change any unapproved blinds and lighting at Tenant’s expense.

23.          Tenant shall not make any changes or alterations to any portion of the Building without Landlord’s prior written approval, which may be given on such conditions as Landlord may require in its sole discretion.  All such work shall be done by Landlord or by Landlord’s contractors and/or workers approved by Landlord, who must work under Landlord’s supervision and within Landlord’s standards and guidelines.

24.          Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address, without Landlord’s prior written approval, which may be given on such conditions as Landlord may require in its sole discretion.

25.          Tenant shall comply with all safety, fire protection, and evacuation procedures and regulations established by Landlord or any governmental agency.  Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.  Landlord reserves the right to prevent access to the Building in cases of invasion, mob, riot, bomb threat, public excitement or other commotion by closing the doors or by taking other appropriate action.

26.          Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked when the Premises are not frilly inhabited.

27.          Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building, or permit its employees, invitees, or guests to loiter within twenty-five (25) feet of the Building entrances for the purposes of smoking.  Landlord may, but shall not be required to, designate an area for smoking outside the Building.

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28.          Landlord has the right to designate a property management company to, among other things, monitor and enforce the Rules and Regulations.

29.          Tenant is solely responsible for the cost to maintain and repair any and all “Above Standard” items installed within their Premises (i.e., computer room air conditioning unit, sinks, garbage disposals, dishwashers, custom locking devices, specialty lighting, private restroom fixtures, etc.)

30.          Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its sole judgment shall from time to time be required for the successful and professional operation of the Building, which rules shall be binding upon each tenant and its officers, agents, employees, guests and vendors upon delivery to Tenant.

B-iv

EXHIBIT C

COMMENCEMENT LETTER

Re:
Office Lease dated ____________, 2013 (the “Lease”) between MS CRESCENT 3993 HUGHES SPV, LLC (“Landlord”) and RIMINI STREET, INC.  (“Tenant”) for the Premises, the Rentable Square Footage of which is 3,315, located on the 7th floor of 3993 Howard Hughes Parkway, Las Vegas, Nevada.  Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

Tenant has accepted possession of the Premises.  The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is ____________, 2013.

The Expiration Date of the Lease is the last day of ____________, __________.

Tenant’s Address at the Premises after the Commencement Date is:

Rimini Street, Inc.
_______________________________
_______________________________
 Attention: ______________________
Phone: _________________________
Fax: ___________________________

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of ____________, 2013.

TENANT:

RIMINI STREET, INC.
a Nevada corporation

By:
Name:
Title:
C-i

EXHIBIT D

WORK LETTER

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between MS CRESCENT 3993 HUGHES SPV, LLC, as Landlord, and RIMINI STREET, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 3,315, located on the seventh floor of the Building.  Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease.  In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.          Landlord Work.  Landlord agrees to construct, or cause to be constructed, leasehold improvements in the Premises (the “Landlord Work”) in accordance with Exhibit ”1” attached hereto (the “Construction Plan”), at Landlord’s sole cost and expense; provided, however, if the cost of the Landlord exceeds an amount equal to $60.00 multiplied by the Usable Square Footage of the Premises (the “Finish Allowance”), Tenant shall be required to reimburse Landlord the cost of any overage in an amount not to exceed $15.00 multiplied by the usable square footage of the Premises (subject to Tenant’s obligation to pay any costs of Change Orders pursuant to the Paragraph 4 below).  The construction of the Landlord Work shall be performed in a good and workmanlike manner in accordance with all Laws, so that, when the Premises are made available for occupancy by Tenant, the Premises shall be in compliance with applicable building codes and other Laws.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors.  Accordingly, Landlord does not guarantee or warrant that the Construction Plan will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor.  In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to either enforce any applicable warranties or assign such warranties to Tenant and cooperate with Tenant in enforcing such applicable warranties.  In addition, Landlord’s approval of the Construction Plan or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease.

2.          ADA Compliance.  Landlord shall, as an Operating Expense, subject to Section 4(D) of the Lease, be responsible for ADA (and any applicable state accessibility standard) compliance for the base Building, core areas (including elevators, Common Areas, service areas and the Property’s parking facilities) and all points of access into the Property.  Subject to Sections 3(B) and 5(B) of the Lease, Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its affiliates or transferees.  Landlord shall not be responsible for ensuring that the Landlord Work complies with ADA requirements.

3.          Substantial Completion.  The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed and Landlord has received a certificate of occupancy, temporary certificate of occupancy, final inspection approval, or other governmental approval required for occupancy of the Premises.  Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter.  Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason.

D-i

Prior to or not later than five (5) Business Days after the date upon which the Premises are delivered to Tenant, a representative of Landlord and a representative of Tenant shall walk through the Premises and jointly prepare a list of minor items which, in the mutual opinion of Landlord and Tenant, have not been fully completed or which require repair (the “Punch List Items”).  Landlord shall cause its contractor to complete or repair the Punch List Items within 30 days after the date of the “walk-through” (or such long period as may be required if such work cannot reasonably be completed within such thirty (30) day period).  Tenant shall not be entitled to any abatement of any rental obligations as pertains to the Premises pending completion of the Punch List Items.  If Tenant is unable to participate in a walk-through of the Premises, as described herein, prior to taking occupancy, Landlord shall have the right to conduct a walk-through with Landlord’s contractor for the purpose of verifying the condition of the Premises prior to Tenant’s move-in activities.

4.          Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes requested by Tenant to, and deviations from, the Construction Plan (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders.  All Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work over the Finish Allowance (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice.  In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same.  Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received.  Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease after the expiration of applicable notice and cure periods.

5.          Construction Management Fee.  Landlord has waived its fee for the supervision and administration of the construction and installation of the Landlord Work.

D-ii

EXHIBIT “I”

CONSTRUCTION PLAN

TENANT IMPROVEMENT FOR:

RIMINI STREET

3993 HOWARD HUGHES PARKWAY, SUITE 780
LAS VEGAS, NV 89169

BUILDING STANDARDS

PROJECT DATA

SCOPE OF WORK

DIRECTORY

VICINITY MAP

PROJECT
LOCATION

SHEET INDEX

SHEET	
	ARCHITECTURAL
[illegible]	TITLE SHEET
[illegible]	GENERAL NOTES
[illegible]	GENERAL NOTES
[illegible]	GENERAL NOTES
[illegible]	SITE PLAN
[illegible]	OVERALL PLAN - SEVENTH FLOOR
[illegible]	DEMO PLAN - SEVENTH FLOOR - SUITE 780
[illegible]	FLOOR PLAN - SEVENTH FLOOR - SUITE 780
[illegible]	FURNITURE PLAN - SEVENTH FLOOR - SUITE 780
[illegible]	FINISH PLAN - SEVENTH FLOOR - SUITE 780
[illegible]	REFLECTED CEILING PLAN - SEVENTH FLOOR
[illegible]	INTERIOR ELEVATIONS
[illegible]	INTERIOR DETAILS

TITLE SHEET
RIMINI STREET
3993 HOWAR HUGHES PARKWAY - SUITE 780

T0.0

DLR Group
Architecture Engineering Planning Interiors

NOTE: GENERAL NOTES ARE FOR GENERAL CONSTRUCTION ONLY, REFER TO PLANS FOR SPECIFIC INFORMATION REGARDING CONSTRUCTION FOR THIS PARTICULAR PROJECT.

DIVISION 00 - PROCUREMENT AND CONTRACTING REQUIREMENTS

NOT USED

DIVISION 01 - GENERAL REQUIREMENTS

01 11 00 - SUMMARY OF WORK

01 25 00 - SUBSTITUTION PROCEDURES

01 26 00 - CONTRACT MODIFICATION PROCEDURES

01 26 13 - REQUEST FOR INTERPRETATION

01 33 00 - SUBMITTAL PROCEDURES

01 33 23 - SHOP DRAWINGS, PRODUCT DATA, AND SAMPLES

01 41 00 - REGULATORY REQUIREMENTS

DESIGN: STATE OF NEVADA, ANSI, AND FEDERAL AMERICANS

01 41 16 - RULES

01 42 00 - REFERENCES

01 42 16 - ABBREVIATIONS AND ACRONYMS

01 45 00 - QUALITY CONTROL

01 45 23 - TESTING AND INSPECTING SERVICES

DIVISION 02 - EXISTING CONDITIONS

NOT USED

DIVISION 03 - CONCRETE

NOT USED

DIVISION 04 - MASONRY

NOT USED

DIVISION 05 - METALS

05 12 00 - STRUCTURAL STEEL FRAMING

DIVISION 06 - WOOD PLASTIC, AND COMPOSITES

06 41 00 - ARCHITECTURAL WOOD CASEWORK

06 41 16 - PLASTIC-LAMINATE-CLAD ARCHITECTURAL CABINETS

DIVISION 07 - THERMAL & MOISTURE PROTECTION

NOT USED

DIVISION 08 - OPENINGS

08 14 00 - WOOD DOORS

08 71 00 - DOOR HARDWARE

GENERAL NOTES
RIMINI STREET
3993 HOWAR HUGHES PARKWAY - SUITE 780

G0.1

DLR Group

LEGEND / NOTES

FLOOR PLAN - WALL LEGEND

DOOR / HARDWARE SCHEDULE

FLOOR PLAN KEYNOTES

FLOOR PLAN - SEVENTH FLOOR - SUITE 780

KEY PLAN

LEGEND / NOTES

FINISH PLAN - SEVENTH FLOOR - SUITE 780

LEGEND / NOTES

REFLECTED CEILING PLAN - NOTES

REFLECTED CEILING PLAN - SEVENTH FLOOR - SUITE 780

NON-BEARING WALL BRACE — SCALE: NTS — 4

FULL HT. WALL TO DECK — SCALE — 7

WALL BASE — SCALE: NTS — 3

PARTITION INTERSECTION — SCALE: NTS — 6

STUD FRAMED HEADERS AND JAMBS
HEAD
JAMB

SIZE & GUAGE TABLE — SCALE: NTS — 2

GENERAL NOTES

SUSPENDED CEILING GRID SYSTEM — SCALE: NTS — 13

GYP BOARD CEILING — SCALE — 9

BRACE TO DECK CONNECTION — SCALE: NTS — 8

TYP. STUD / TRACK CONN. — SCALE: NOT TO SCALE — 1

EXHIBIT E

HUGHES CENTER

PARKING AGREEMENT

This Parking Agreement is incorporated by reference into that certain Lease Agreement dated as of ____________, 2013, RIMINI STREET, INC., as Tenant, and MS CRESCENT 3993 HUGHES SPV, LLC, as Landlord (the “Lease”).

1.          Parking Facilities.  The parking facilities appurtenant to the Building include asphalt surface parking for visitor parking and a separate parking structure for monthly parking (“Parking Structure”).  Tenant shall be entitled to use commencing on the earlier of the Commencement Date or Tenant’s occupancy of the Premises, eight (8) vehicle parking spaces within the Parking Structure for the monthly parking of Tenant’s employees.  Two of such parking spaces shall be for parking in the reserved covered portion of the Parking Structure, four (4) of such parking spaces shall be for parking in the unreserved covered portion of the Parking Structure, and the remaining two (2) parking spaces shall be for parking in the unreserved rooftop, uncovered portion of the Parking Structure.  Tenant’s use of the Parking Structure shall be based upon a non-exclusive use in common with Landlord, other tenants of the Building, and their guests and invitees.  Tenant shall not use more parking spaces than said number, or any spaces (a) which have been specifically assigned by Landlord to other tenants or for such other uses as visitor parking or (b) which have been designated by governmental entities of competent jurisdiction as being restricted to certain uses.  Landlord reserves the right to erect such security and access and egress control devices as it may reasonably deem to be appropriate (including, without limitation card controlled gates) and Tenant agrees to cooperate fully with Landlord in such matters.  Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.  If Tenant permits or allows any of such prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

2.          Parking Fee.  Tenant shall pay, throughout the entire Term, an amount equal to the number of parking spaces Tenant is entitled to use times the applicable fees (the “Parking Fees”) which Landlord is charging for use of the parking facilities.  Currently, Landlord is charging One Hundred Ten Dollars and No Cents ($110.00) per space per month for reserved covered parking, Seventy Dollars and No Cents ($70.00) per space per month for covered parking and Forty-Five Dollars and No Cents ($45.00) per space per month for uncovered parking.  Landlord shall have the right from time to time to increase the Parking Fees being charged Tenant upon thirty (30) days prior written notice to Landlord’s prevailing rates.  Tenant agrees and acknowledges that Tenant shall be obligated to pay such rates regardless of whether or not Tenant actually uses or needs the parking spaces which Tenant is entitled to use.  Such Parking Fees shall be payable monthly commencing with the first installment of Base Rent due under the Lease.  If the Commencement Date is other than the first day of a calendar month, the first installment of the Parking Fees shall be prorated on the basis of a thirty (30) day calendar month.  Notwithstanding the foregoing, Tenant shall be obligated to pay only fifty percent (50%) of the monthly Parking Fees for such parking spaces during the first twelve (12) months of the initial Lease Term; and Tenant shall be obligated to pay only seventy-five percent (75%) of the monthly Parking Fees for such parking spaces during the second twelve (12) months of the initial Lease Term.

E-i

3.          Definitions.  All capitalized terms contained in this Parking Agreement that are not defined herein shall have the same definition as set forth in the Lease.

4.          Additional Parking.  If requested by Tenant in writing, Tenant may convert one (1) unreserved covered parking space to a ‘reserved’ covered parking space, subject to availability and on a month-to-month basis at the then prevailing fees for such additional reserved covered parking space.
E-ii

EXHIBIT “F”

HUGHES CENTER

JANITORIAL SPECIFICATIONS

I.	COMMON AREA RESTROOMS

A.	DAILY

Wash and disinfect all toilets, urinals and sinks.

Clean and polish bright work (chrome flushometers, faucets, “P” traps, etc.) and mirrors using safe, non-destructive chemicals.

Clean stainless steel items, using stainless polish and safe chemicals.

Spot clean walls and stall partitions to remove fingerprints and graffiti.

Thoroughly clean tile floor and grout joints.  Mop/scrub as required.

Empty, clean and install liners in all trash and sanitary napkin receptacles.

Re-stock: toilet paper, seat protectors, hand towels and hygiene dispensers.

Clean urinal and deodorant screens.  Change as needed.

Wash vanities and sink tops.

B.	QUARTERLY

Wash walls, ceilings and vents.

Wash light fixtures.

II.	CARPET MAINTENANCE (All areas)

Vacuum all carpets and rugs.  This will include moving light items, chairs, small tables, plants, etc., but will exclude moving desks, file cabinets or other heavy, non-movable equipment (daily).

Clean spills and spots using spot-shot or other approved method (daily).

Trim strings (daily).

Clean elevator carpet using spin-pad, dry capture or extraction method (weekly).

Clean all common area carpets using spin-pad, dry capture, or extraction method as approved by Property Management (as needed, but not less than quarterly).

Floor covering in the Premises will be cleaned on a “time and materials” basis, as reasonably requested by Tenant and billed to Tenant separately.

III.	HARD-SURFACED FLOORS (All areas)

A.	CERAMIC TILED FLOORS

Dust and/or mop all surfaces (daily).

Strip, seal and finish flooring to manufacturer’s recommendations, using slip resistant products as approved (as needed).

Machine scrub and refinish (weekly).

Ground floor lobby tile needs daily maintenance to retain luster and slip resistance (daily).

B.	VINYL COMPOSITION TILED FLOORS

Sweep and damp mop (daily).

Dust baseboards (weekly).

Strip, seal and re-finish (monthly).

Machine scrub, re-finish and spray buff (weekly).  Use only safe, non-slip, ultra-high-sheen (wet-look) products.

C.	WOOD-PARQUET FLOORS

Dust mop with clean, treated mops (daily).

Clean and spray buff (weekly).

Strip, seal and re-finish on a “time and materials” basis as requested by Tenant and billed to Tenant separately.

D.	GRANITE FLOORS

Sweep (daily).

Wet mop (weekly).

Strip (if necessary) and wax (monthly).

Floor covering in the Premises will be cleaned on a “time and materials” basis, as reasonably requested by Tenant and billed to Tenant separately.

IV.	WINDOWS AND GLASS (All areas)

Clean entrance doors and glass (daily).

Clean all interior glass fingerprints and smudges (daily).

Clean all tenant partitions (monthly).

Clean interior side of all exterior windows (annually).

Clean exterior side of all exterior windows (every six (6) months).

V.	COMMON AREAS

A.	DAILY

Clean elevator, wipe panels, polish stainless, clean thresholds, buttons and floor.

Spot clean walls, doors and baseboards.

Clean signage, chrome and hardware, etc.

Service and clean ash urns, empty trash, fill sand, etc.

Clean and sanitize drinking fountains.

Clean directory.

B.	WEEKLY

Clean wax over-spray off base in lobby areas (weekly, or as needed to eliminate build-up on base).

Clean fire stairwells.

C.	OTHER

Dust light fixtures, high areas and vents (quarterly).

Clean, oil and polish as applicable, all doors (quarterly).

Dust and wash walls (monthly).

VI.	TENANT AREAS

A.	DAILY

Empty all trash containers and change liners, clean containers as needed.

Empty and clean ashtrays.

Clean and disinfect phone receivers.

Dust and wipe desks, tables, filing cabinets, etc.

Touch-up hand prints and smudges on doors, walls, light switches, railings, etc.

Clean sinks, removing coffee stains and lime deposits.

Wipe down counters, cabinets and appliances in lunch rooms.

B.	WEEKLY

Dust mini-blinds, window ledges and partitions.

Wipe down legs of chairs, desks, tables, etc.

C.	MONTHLY/OTHER

Wipe sides of desks, credenzas, shelves, pictures, etc.

Polish desks, tables, credenzas, shelves, etc.

Polish/dust wood paneling and doors.

Vacuum all cloth chairs and couches, wipe down others, as needed.

Wash desk floor pads.

Clean partitions (cloth and hard type).

High level dusting for light fixtures, vents, etc.  (semi-annually)